Smart Sand, Inc. Announces Third Quarter 2022 Results
•3Q 2022 revenue of $71.6 million
•3Q 2022 total tons sold of approximately 1.1 million
•3Q 2022 net income of $2.7 million
•3Q 2022 Adjusted EBITDA of $11.3 million

THE WOODLANDS, Texas, November 8, 2022 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand and a provider of industrial product solutions and proppant logistics solutions through both its in-basin transloading terminals and SmartSystemsTM products and services, today announced results for the third quarter 2022.
“Smart Sand delivered solid operating and financial results in the third quarter,” stated Charles Young, Smart Sand’s Chief Executive Officer. “Activity levels continued to be strong at our Oakdale and Utica facilities and we increased the utilization of our SmartSystems last mile fleets during the quarter. Additionally, Smart Sand generated positive Free Cash Flow in the quarter as we continue to execute our plan to increase margins while efficiently managing our costs and capital expenditures. The outlook for completions activity in North America continues to be positive and we expect demand for our products and services to continue to be strong.”
Third Quarter 2022 Results
Tons sold were approximately 1,110,000 in the third quarter of 2022, compared to approximately 1,196,000 tons in the second quarter of 2022 and 790,000 tons in the third quarter of 2021, a decrease of 7% sequentially and an increase of 41% over the comparable period in the prior year.
Revenues were $71.6 million in the third quarter of 2022, compared to $68.7 million in the second quarter of 2022 and $34.5 million in the third quarter of 2021. Revenues increased in the third quarter, compared to the second quarter of 2022, primarily due to a higher average sales price of our sand, increased utilization of our SmartSystemsTM fleet and contractual shortfall revenue. Revenues increased in the third quarter of 2022, compared to the third quarter of 2021, due primarily to higher sand sales volumes and a higher average sales price for our sand. Sand volumes and sales prices have increased since the third quarter of 2021 due to improvement in the supply and demand fundamentals for frac sand. We believe that this improvement has been driven by increased prices in oil and natural gas, which has led to stronger oil and natural gas drilling and completions activity in 2022.
Gross profit was $11.4 million in the third quarter of 2022, compared to $9.0 million in the second quarter of 2022 and $(2.0) million in the third quarter of 2021. Gross profit improved in the third quarter of 2022 compared to the second quarter of 2022 primarily due to higher shortfall revenue and the increase compared to the third quarter of 2021 was primarily due to higher sales volumes and higher average sales prices for our sand relative to the cost to produce and deliver products to our customers.
For the third quarter of 2022, the Company had net income of $2.7 million, or $0.06 per basic and diluted share, compared to a net loss of $0.1 million, or $0.00 per basic and diluted share, for the second quarter of 2022 and a net loss of $7.3 million, or $(0.17) per basic and diluted share, for the third quarter of 2021. The increase in net income in the third quarter of 2022 compared to the second quarter of 2022 was primarily due to higher average sales prices for our sand, higher utilization of our SmartSystems fleet and increased shortfall revenue. The increase in net income year-over-year was primarily due to improved gross profit from higher sales volumes and higher pricing in the current quarter compared to the same period a year ago.

Contribution margin was $17.8 million, or $16.01 per ton sold, for the third quarter of 2022 compared to $15.3 million, or $12.75 per ton sold for the second quarter of 2022, and $4.1 million, or $5.19 per ton sold, for the third quarter of 2021. The increase in contribution margin and contribution margin per ton in the third quarter of 2022 compared to the second quarter of 2022 was primarily due to higher shortfall revenue and compared to the third quarter of 2021 was primarily due to higher sales volumes and higher average sales prices for our sand relative to the cost to produce and deliver our products to our customers.
Adjusted EBITDA was $11.3 million for the third quarter of 2022, compared to $9.2 million for the second quarter of 2022 and $(1.0) million for the third quarter of 2021. The improvement in Adjusted EBITDA in the third quarter of 2022 compared to the prior quarter was primarily due to higher shortfall revenue. The improvement in Adjusted EBITDA in the third quarter of 2022 compared to the same period in 2021 was primarily due to higher sales volumes and higher average sales prices for our sand.
Net cash provided by operating activities was $10.8 million in the third quarter of 2022, compared to net cash used in operating activities of $(8.7) million in the second quarter of 2022 and net cash provided by operating activities of $37.5 million in the third quarter of 2021. The increase in net cash provided by operating activities in the third quarter of 2022 compared to the second quarter of 2022 was primarily due to increased cash collections on sales of consistently high volumes of sand sold at higher average sales prices. Net cash provided by operating activities was higher in the third quarter of 2021 as compared to the third quarter of 2022 due primarily to the Company’s receipt of a of $35.0 million cash payment from U.S. Well Services, LLC (“U.S. Well”) in settlement of certain litigation with U.S. Well.
Free cash flow was $6.4 million for the third quarter of 2022. Net cash provided by operating activities during this period was $10.8 million, due primarily to cash collections on sales of consistently high volumes of sand sold at higher average sales prices. Capital expenditures were $4.4 million in the second quarter of 2022.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of September 30, 2022, cash on hand was $10.4 million and we had $13.0 million in undrawn availability on our ABL Credit Facility, with $6.0 million in borrowings outstanding. For the nine months ended September 30, 2022, we had approximately $15.1 million in capital expenditures, including approximately $6.5 million related to the acquisition of the Blair facility. We currently estimate that full year 2022 capital and acquisition expenditures, including amounts relating to the acquisition of the Blair facility, will be between $20.0 million and $25.0 million, with capital expenditures for the remainder of 2022 primarily being used to complete efficiency projects at our Oakdale and Utica facilities.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on November 9, 2022 at 10:00 a.m. Eastern Time to discuss its third quarter 2022 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible by visiting the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 10 minutes prior to the start of the call to register. Once registration is completed, participants will receive a dial-in number along with a personalized PIN. An archived replay of the call will also be available on our website following the call.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including our Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 8, 2022, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed by the Company with the SEC on November 8, 2022.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
We are a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers, and a broad offering of products for industrial sand customers. We produce low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. Our sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. We also offer logistics solutions to our customers through our in-basin transloading terminals and our SmartSystems wellsite storage capabilities. We own and operate premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)

Revenues:
Sand sales revenue	$66,663	$67,111	$31,343
Shortfall revenue	2,681	—	2,680
Logistics revenue	2,248	1,603	456
Total revenue	71,592	68,714	34,479
Cost of goods sold	60,163	59,743	36,526
Gross profit	11,429	8,971	(2,047)
Operating expenses:
Salaries, benefits and payroll taxes	3,554	3,225	2,490
Depreciation and amortization	556	563	352
Selling, general and administrative	3,542	3,795	3,867
Bad debt expense	—	1	—
Total operating expenses	7,652	7,584	6,709
Operating Income (loss)	3,777	1,387	(8,756)
Other income (expenses):
Interest expense, net	(411)	(406)	(467)
Other income	148	56	1,792
Total other expenses, net	(263)	(350)	1,325
Income (loss) before income tax expense (benefit)	3,514	1,037	(7,431)
Income tax expense (benefit)	831	1,127	(169)
Net income (loss)	$2,683	$(90)	$(7,262)
Net loss per common share:
Basic	$0.06	$—	$(0.17)
Diluted	$0.06	$—	$(0.17)
Weighted-average number of common shares:
Basic	42,522	42,181	41,850
Diluted	42,524	42,181	41,850

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$10,371	$25,588
Accounts receivable	32,902	17,481
Unbilled receivables	1,292	1,884
Inventory	20,618	15,024
Prepaid expenses and other current assets	7,405	13,886
Total current assets	72,588	73,863
Property, plant and equipment, net	267,210	262,465
Operating lease right-of-use assets	28,418	29,828
Intangible assets, net	6,867	7,461
Other assets	315	402
Total assets	$375,398	$374,019
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,634	$8,479
Accrued expenses and other liabilities	16,267	14,073
Current portion of deferred revenue	9,905	9,842
Current portion of long-term debt	6,495	7,127
Current portion of operating lease liabilities	10,560	9,029
Total current liabilities	54,861	48,550
Long-term deferred revenue	—	6,428
Long-term debt	16,289	15,353
Long-term operating lease liabilities	19,989	23,690
Deferred tax liabilities, long-term, net	19,650	22,434
Asset retirement obligation	25,006	16,155
Other non-current liabilities	42	249
Total liabilities	135,837	132,859
Commitments and contingencies
Stockholders’ equity
Common stock	42	42
Treasury stock	(4,986)	(4,535)
Additional paid-in capital	176,992	174,486
Retained earnings	67,263	70,593
Accumulated other comprehensive income	250	574
Total stockholders’ equity	239,561	241,160
Total liabilities and stockholders’ equity	$375,398	$374,019

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	$2,683	$(90)	$(7,262)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	6,698	6,638	6,333
Amortization of intangible assets	198	199	198
(Gain) loss on disposal of assets	(466)	(16)	283
Provision for bad debt	—	1	—
Amortization of deferred financing cost	26	27	26
Accretion of debt discount	47	46	47
Deferred income taxes	480	911	(1,704)
Stock-based compensation	808	802	879
Employee stock purchase plan compensation	7	6	10
Changes in assets and liabilities:
Accounts receivable	(3,264)	(5,563)	(4,965)
Unbilled receivables	6,042	(3,236)	(19)
Inventories	(3,744)	(3,291)	556
Prepaid expenses and other assets	1,218	(1,981)	505
Deferred revenue	(1,823)	(3,369)	4,877
Accounts payable	(445)	3,422	(134)
Accrued and other expenses	2,315	3,207	1,434
Net cash (used in) provided by operating activities	10,780	(2,287)	1,064
Investing activities:
Purchases of property, plant and equipment	(4,398)	(1,369)	(1,933)
Proceeds from disposal of assets	995	—	76
Net cash used in investing activities	(3,403)	(1,369)	(1,857)
Financing activities:
Repayments of notes payable	(1,893)	(1,805)	(1,798)
Payments under equipment financing obligations	(28)	(25)	(27)
Proceeds from revolving credit facility	3,000	3,000	—
Proceeds from equity issuance	27	—	25
Purchase of treasury stock	(210)	(114)	(6)
Net cash provided by (used in) financing activities	896	1,056	(1,806)
Net increase in cash and cash equivalents	8,273	(2,600)	(2,599)
Cash and cash equivalents at beginning of period	2,098	4,698	39,278
Cash and cash equivalents at end of period	$10,371	$2,098	$36,679

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands, except per ton amounts)
Revenue	$71,592	$68,714	$34,479
Cost of goods sold	60,163	59,743	36,526
Gross profit	11,429	8,971	(2,047)
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,340	6,283	6,145
Contribution margin	$17,769	$15,254	$4,098
Contribution margin per ton	$16.01	$12.75	$5.19
Total tons sold	1,110	1,196	790
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands)
Net income (loss)	$2,683	$(90)	$(7,262)
Depreciation, depletion and amortization	6,705	6,658	6,165
Income tax expense/(benefit)	831	1,127	(169)
Interest expense	431	417	484
Franchise taxes	77	131	42
EBITDA	$10,727	$8,243	$(740)
(Gain) loss on sale of fixed assets	(466)	(16)	281
Equity compensation	713	636	784
Employee retention credit	—	—	(1,674)
Acquisition and development costs	97	—	—
Cash charges related to restructuring and retention	31	106	8
Accretion of asset retirement obligations	189	190	332
Adjusted EBITDA	$11,291	$9,159	$(1,009)
Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
	(in thousands)
Net cash provided by (used in) operating activities	$10,780	$(2,287)	$37,544
Purchases of property, plant and equipment	(4,398)	(1,369)	(6,976)
Free cash flow	$6,382	$(3,656)	$30,568

Investor Contacts:

Lee Beckelman
Chief Financial Officer
(281) 231-2660
lbeckelman@smartsand.com